Exhibit 3.1

CERTIFICATE OF INCORPORATION OF

ROYALTECH CORP.

FIRST: The name of this Corporation shall be: ROYALTECH CORP. (hereinafter the “Corporation”)

SECOND: Its Registered office in the State of Delaware is to be located at 113 Barksdale Professional Center, in the City of Newark, County of New Castle. The zip code is 19711. The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is Delaware Intercorp, Inc.

THIRD: The nature of the business and the objects and purpose proposed to be transacted, promoted and carried on, are to engage in any lawful or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock that the corporation shall have authority to issue is 50,000,000 shares of Common Stock at $0.0001 per value each.

FIFTH: The name and mailing address of the incorporator are as follows: Name: Delaware Intercorp, Inc.

Mailing Address:113 Barksdale Professional Center, Newark, DE 19711

SIXTH: The directors of the corporation are not liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: a) a director’s duty of loyalty to the corporation or its stockholders; b) intentional misconduct or violation of law; c) a transaction from which the director derived an improper personal benefit; or d) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the corporation.

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this Tuesday the Thirteenth day of April 2004.

/s/ John Procak
Incorporator: Delaware Intercorp, Inc. by
John Procak, Secretary